FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports third Quarter 2016 Results and announces increase in dividend

_______________________________________

Net income EPS of $2.00; Operating EPS of $1.89

Book value per share (BVPS), including AOCI, of $71.43, up 23%; BVPS, excluding AOCI, of $56.65, up 10%

Net income ROE, including AOCI, of 11.6%; Operating ROE, excluding AOCI, of 13.7%

Common stock dividend increases 16%

Radnor, PA, November 2, 2016 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the third quarter of 2016 of $467 million, or $2.00 per diluted share available to common stockholders, compared to net income in the third quarter of 2015 of $227 million, or $0.87 per diluted share available to common stockholders. Third quarter income from operations was $441 million, or $1.89 per diluted share available to common stockholders, compared to $289 million, or $1.11 per diluted share available to common stockholders, in the third quarter of 2015.

The board of directors of Lincoln National Corporation approved raising the quarterly dividend on its common shares to $0.29 per share. The dividend represents a 16% increase over the prior-year level. The increased dividend on the common stock will be payable on February 1, 2017, to shareholders of record at the close of business on January 10, 2017.

“Strong earnings from all four of our businesses combined with share buybacks resulted in record earnings and EPS, a 10% increase in book value per share, and nearly a 14% ROE,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Strong Life mortality and good Group Protection loss ratios contributed to this quarter’s high quality results. We are tackling industry headwinds through expense management, active capital deployment, product innovation, and distribution efficiency.”

	As of or For the		As of or For the
	Three Months Ended		Nine Months Ended
(in millions, except per share data)	2016	2015	2016	2015
Net Income (Loss)	$467	$227	$999	$871
Net Income (Loss) Available to Common Stockholders	467	220	998	865
Net Income (Loss) Per Diluted Share Available to Common Stockholders	2.00	0.87	4.16	3.37
Revenues	3,525	3,716	10,076	10,400
Income (Loss) from Operations	441	289	1,128	1,013
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.89	1.11	4.70	3.92
Average Diluted Shares	233.6	253.2	239.9	256.6
ROE, including AOCI (Net Income)	11.6%	6.2%	8.8%	7.6%
ROE, excluding AOCI (Income from Operations)	13.7%	9.1%	11.8%	10.7%
Book Value Per Share, Including AOCI	$71.43	$58.19	$71.43	$58.19
Book Value Per Share, Excluding AOCI	56.65	51.47	56.65	51.47

Operating Highlights – Third Quarter 2016 versus Third Quarter 2015

•	Excluding notable items in both periods (described below), income from operations per share up 10%
•	Total average account values of $226 billion, up 3%
•	Total Life Insurance sales of $193 million, up 12%
•	Group Protection sales of $78 million, up 28%
•	Share repurchases of $200 million

Notable items in the current quarter included net favorable items of approximately $0.06 per share related primarily to tax adjustments and the company’s annual review of DAC and reserve assumptions. The prior-year quarter included net unfavorable items of approximately $0.55 per share related primarily to the company’s annual review of DAC and reserve assumptions and legal expenses.

Third Quarter 2016 – Segment Results

Annuities

The Annuities segment reported income from operations of $240 million in the quarter, down 7%. Excluding notable items in both periods, income from operations decreased 2%.

Gross annuity deposits in the third quarter of $1.9 billion decreased 41% from the prior-year quarter. Variable annuity sales continue to be negatively impacted by various market factors; however, sales of $1.5 billion in the quarter were generally consistent with the $1.6 billion of sales in the second quarter. The percentage of variable annuity sales from products without living benefits increased to 31% from 27% in the prior-year quarter. Fixed annuity sales of $420 million were down 12% sequentially driven by the impact of low interest rates. End-of-period account values increased 6% versus the prior-year quarter to $126 billion as $868 million of net outflows in the quarter were more than offset by favorable equity market performance.

This quarter included net unfavorable items of $10 million related to the company’s annual review of DAC and reserve assumptions. The prior-year quarter included net favorable items of $5 million related to the company’s annual review of DAC and reserve assumptions and taxes.

Retirement Plan Services

Retirement Plan Services reported income from operations of $32 million compared to $42 million in the prior-year quarter and in line with recent experience. The change in earnings compared to the prior-year quarter is primarily driven by a decrease in spread income and an increase in amortization expenses as a result of the company’s annual review of DAC assumptions.

Total deposits for the quarter of $1.8 billion were down 5% versus the prior year due to timing of first-year sales in the Mid-Large market. Net flows totaled $97 million in the quarter, continuing a trend of positive quarterly net flows in 2016. Favorable market performance resulted in end-of-period account values of $57 billion, up 8%.

This quarter included net unfavorable items of $2 million related to the company’s annual review of DAC assumptions. The prior-year quarter included net favorable items of $2 million related to the company’s annual review of DAC assumptions.

Life Insurance

Life Insurance reported income from operations of $167 million versus $36 million in the prior-year quarter. Excluding notable items in both periods, earnings were consistent with the prior-year period. Both quarters benefited from strong variable investment income.

Total Life Insurance sales in the quarter were $193 million, a 12% increase from the prior-year quarter driven by growth in Term, VUL, IUL, and MoneyGuard®.

Total Life Insurance in-force of $685 billion grew 5% over the prior-year quarter, and average account values of $45 billion increased 4%.

This quarter included net favorable items of $17 million from the company’s annual review of DAC and reserve assumptions. The prior-year quarter included net unfavorable items of $117 million related to the company’s annual review of DAC and reserve assumptions.

Group Protection

Group Protection income from operations was $28 million in the quarter compared to $17 million in the prior-year period. The increase in earnings was driven by loss ratio improvement combined with a net favorable impact from a review of disability reserves and DAC. Excluding the impact of the reserve refinement, the total non-medical loss ratio improved to 70.2% from 74.5% in the prior-year period as all major product lines reported improvements.

Group Protection sales of $78 million were up 28% from the same period last year as sales momentum continues following the disruption caused by our prior repricing actions. Employee-paid product sales as a percentage of total sales were 44% in the quarter.

Non-medical net earned premiums were $485 million in the third quarter, down 7% from the year-ago period, though up 1% sequentially as sales and persistency continue to improve.

This quarter included net favorable items of $5 million from a review of disability reserves and DAC assumptions.

Other Operations

Other Operations reported a loss from operations of $26 million versus a loss of $65 million in the prior-year quarter.

This quarter included net favorable items of $4 million primarily related to tax adjustments, partially offset by higher benefits from a legacy business. The prior-year results included net unfavorable items of $30 million related to legal expenses.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	Positive variable annuity hedge program performance of $82 million, partially offset by GLB non-performance risk of $(32) million in the quarter.
•	A net loss from general account investments of $28 million compared to a $26 million net loss in the prior-year quarter.

Unrealized Gains and Losses

The company reported a net unrealized gain of $8.9 billion, pre-tax, on its available-for-sale securities at September 30, 2016. This compares to a net unrealized gain of $4.6 billion at September 30, 2015, with the year-over-year increase driven by a decline in interest rates and a tightening of credit spreads.

Capital

During the quarter, the company repurchased 4.3 million shares of stock at a cost of $200 million. The quarter’s average diluted share count of 233.6 million was down 8% from the third quarter of 2015, the result of repurchasing 19.7 million shares of stock at a cost of $875 million since September 30, 2015.

Book Value

As of September 30, 2016, book value per share, including accumulated other comprehensive income (“AOCI”), of $71.43 increased 23% from a year ago. Book value per share, excluding AOCI, of $56.65 increased 10% from the prior-year period.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital market conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s third quarter 2016 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, November 3, 2016. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(866) 394-4575 (Domestic)

(678) 509-7536 (International)

Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on November 3, 2016, and it will remain available through midnight Eastern Time on November 10, 2016. To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 81280036

A replay of the call will also be available by 1:00 p.m. Eastern Time on November 3, 2016 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $228 billion in assets under management as of September 30, 2016. Learn more at: www.LincolnFinancial.com. Find us on Facebook,  Twitter,  LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that income from operations, return on equity and operating revenues better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website:  www.LincolnFinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results. Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues, net income (loss) and ROE, the most directly comparable GAAP measures.

Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations:

•	Realized gains and losses associated with the following ("excluded realized gain (loss)"):
o	Sale or disposal of securities;
o	Impairments of securities;
o	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
o	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results";
o

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”;

o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

•

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking");

•	Income (loss) from the initial adoption of new accounting standards;
•	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
•	Gain (loss) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations.

Operating Revenues

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
•	Amortization of deferred gains arising from the reserve charges on business sold through reinsurance;
•	Revenue adjustments from the initial adoption of new accounting standards.

Return on Equity

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Income (loss) from operations, excluding notable items is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•	We believes highlighting notable items included in income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	MoneyGuard® – 15% of total expected premium deposits;
•

Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first year commissionable premiums plus 5% of excess premiums received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•

Executive Benefits - single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate owned UL and VUL, first year commissionable premiums plus 5% of excess premium received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•	Term – 100% of annualized first year premiums;
•	Annuities – deposits from new and existing customers; and
•	Group Protection – annualized first year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Total Revenues	$3,525	$3,716	$10,076	$10,400
Less:
Excluded realized gain (loss)	(7)	(18)	(252)	(146)
Amortization of DFEL on benefit ratio unlocking	1	(2)	1	(2)
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	2	2
Total Operating Revenues	$3,530	$3,735	$10,325	$10,546

Net Income (Loss) Available to Common
Stockholders – Diluted	$467	$220	$998	$865
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(7)	(1)	(6)
Net Income (Loss)	467	227	999	871
Less (2):
Excluded realized gain (loss)	(4)	(11)	(164)	(95)
Benefit ratio unlocking	30	(51)	34	(48)
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	1	1
Income (Loss) from Operations	$441	$289	$1,128	$1,013

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$2.00	$0.87	$4.16	$3.37
Income (loss) from operations	1.89	1.11	4.70	3.92

Average Stockholders' Equity
Average equity, including average AOCI	$16,122	$14,550	$15,183	$15,331
Average AOCI	3,286	1,804	2,412	2,659
Average equity, excluding AOCI	12,836	12,746	12,771	12,672
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,563	$10,473	$10,498	$10,399

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	11.6%	6.2%	8.8%	7.6%

Return on Equity, Excluding AOCI
Income (loss) from operations with average equity
including goodwill	13.7%	9.1%	11.8%	10.7%
Income (loss) from operations with average equity
excluding goodwill	16.7%	11.0%	14.3%	13.0%
(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.
(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating EPS, as reported	$ 1.89	$ 1.11	$ 4.70	$ 3.92
Notable items:
Unlocking/Reserve adjustments	-	(0.45)	-	(0.45)
Legal expenses	-	(0.12)	-	(0.15)
Tax adjustments	0.06	0.02	0.06	0.02
Total notable items	0.06	(0.55)	0.06	(0.58)

Operating EPS, excluding notable items	$ 1.83	$ 1.66	$ 4.64	$ 4.50

	As of September 30,
	2016	2015
Book value per share, including AOCI	$71.43	$58.19
Per share impact of AOCI	14.78	6.72
Book value per share, excluding AOCI	56.65	51.47

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)
	For the Three
	Months Ended
	September 30,
	2016	2015

Revenues	$3,525	$3,716

Net Income (Loss)	$467	$227
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(7)
Net Income (Loss) Available to Common
Stockholders – Diluted	$467	$220

Earnings (Loss) Per Common Share – Basic	$2.02	$0.91
Earnings (Loss) Per Common Share – Diluted	2.00	0.87

Average Shares – Basic	231,041,085	249,227,641
Average Shares – Diluted	233,588,396	253,210,611

	For the Nine
	Months Ended
	September 30,
	2016	2015

Revenues	$10,076	$10,400

Net Income (Loss)	$999	$871
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	(6)
Net Income (Loss) Available to Common
Stockholders – Diluted	$998	$865

Earnings (Loss) Per Common Share – Basic	$4.23	$3.45
Earnings (Loss) Per Common Share – Diluted	4.16	3.37

Average Shares – Basic	236,374,010	252,167,909
Average Shares – Diluted	239,878,711	256,617,260

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b-1 payments, the potential for U.S. Federal tax reform and the effect of the Department of Labor’s regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.